EXHIBIT 10.4
Execution Version

WARRANT AGREEMENT
Dated as of
October 27, 2020
between
CALIFORNIA RESOURCES CORPORATION
and
American Stock Transfer & Trust Company, LLC,
as Warrant Agent

For 4,384,241 Warrants

Table of Contents
Page
ARTICLE I
DEFINITIONS
Section 1.01    Definitions    1
Section 1.02.    Other Definitions    5
Section 1.03.    Rules of Construction    6
ARTICLE II
WARRANTS
Section 2.01.    Form.    6
Section 2.02.    Execution and Countersignature.    7
Section 2.03.    Registry.    8
Section 2.04.    Transfer and Exchange.    8
Section 2.05.    Definitive Warrants.    11
Section 2.06.    Replacement Certificates.    12
Section 2.07.    Outstanding Warrants.    12
Section 2.08.    Cancellation.    12
Section 2.09.    CUSIP Numbers.    12
Section 2.10.    Charges, Taxes and Expenses; Withholding and Reporting Requirements.    13
Section 2.11.    Proxies.    13
ARTICLE III
EXERCISE TERMS
Section 3.01.    Exercise.    13
Section 3.02.    Manner of Exercise.    14
Section 3.03.    Settlement.    15
Section 3.04.    Issuance of Shares; Authorization.    15
Section 3.05.    No Fractional Shares or Scrip    16
Section 3.06.    Covenants Relating to Common Stock Issuable Upon Warrant Exercise.    16
Section 3.07.    Exercise Calculations.    17
ARTICLE IV
ANTI-DILUTION PROVISIONS
Section 4.01.    Anti-dilution Adjustments; Notice of Adjustment    17
Section 4.02.    Changes to Warrant Certificate.    24
i

ARTICLE V
WARRANT AGENT
Section 5.01.    Appointment of Warrant Agent.    25
Section 5.02.    Rights and Duties of Warrant Agent    25
Section 5.03.    Individual Rights of Warrant Agent    26
Section 5.04.    Warrant Agent's Disclaimer.    27
Section 5.05.    Compensation and Indemnity.    27
Section 5.06.    Successor Warrant Agent.    27
Section 5.07.    Force Majeure.    29
Section 5.08.    Representations of the Company.    29
ARTICLE VI
MISCELLANEOUS
Section 6.01.    Persons Benefitting.    29
Section 6.02.    Amendment.    29
Section 6.03.    Notices    31
Section 6.04.    Governing Law; Waiver of Jury Trial.    32
Section 6.05.    Successors.    32
Section 6.06.    Multiple Originals; Counterparts.    32
Section 6.07.    Inspection of Agreement.    32
Section 6.08.    Table of Contents.    33
Section 6.09.    Severability.    33
Section 6.10.    Customer Identification Program.    33
Section 6.11.    Confidentiality.    33
Section 6.12.    Compliance with Law.    33
Section 6.13.    Saturdays, Sundays, Holidays, etc.    34
Section 6.14.    Reports and Notices to Holders.    34
EXHIBIT A    Form of Warrant Certificate
ii

This WARRANT AGREEMENT is dated as of October 27, 2020 (this “Agreement”), among California Resources Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”). All terms used but not defined in this Agreement shall have the respective meanings assigned to them in the form of Warrant Certificate attached to this Agreement as Exhibit A.
Pursuant to the Amended Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed by the United States Bankruptcy Court for the Southern District of Texas on October 13, 2020 (the “Plan”), the Company hereby issues warrants (the “Warrants”) to purchase initially 4,384,241 shares of Common Stock.
The Warrants shall be represented by Warrant Certificates substantially in the form attached hereto as Exhibit A.
Each Warrant entitles the Holder thereof to receive, upon exercise thereof, a number of shares of Common Stock determined by the provisions of the relevant Warrant Certificate. Each Warrant Certificate (including any Global Warrant Certificate (as defined below)) shall evidence such number of Warrants as is set forth therein, subject to adjustment pursuant to the provisions of the Warrant Certificate.
The Warrants and the shares of Common Stock issuable upon exercise of the Warrants will be transferable by Holders that are not Affiliates of the Company without registration under the Securities Act, subject to any applicable restrictions in the relevant Warrant Certificate and compliance with applicable securities laws. The Company desires the Warrant Agent to act on behalf of the Company in connection with the registration, transfer, exchange, exercise and cancellation of the Warrants as provided in this Agreement and the Warrant Certificates, and the Warrant Agent is willing to so act.
Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Warrants:
ARTICLE I
DEFINITIONS
Section 1.01.    Definitions.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.
“Agent Members” means the securities brokers and dealers, banks and trust companies, clearing organizations and other similar organizations that are participants in the Depositary’s system.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental actions to close.
“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests in such Person.
“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.
“Common Stock” means the common stock, $0.01 par value per share, of the Company; provided that after the occurrence of a Reorganization, the term “Common Stock” shall refer to Exchange Property, as the context requires.
“Custodian” means American Stock Transfer & Trust Company, LLC, as custodian for the Depositary, or any successor thereto.
“Definitive Warrant” means a Warrant represented by a Definitive Warrant Certificate.
“Definitive Warrant Certificate” means a Warrant Certificate in definitive form that is not deposited with the Depositary or with the Custodian.
“Depositary” means The Depository Trust Company, its nominees and their respective successors.
“Effective Date” means the Effective Date of the Plan.
“Exchange” means the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Exchange Property” means, with respect to any Reorganization, the cash, securities or other property that the Common Stock is converted into, is exchanged for or becomes the right to receive, in each case, in such Reorganization.
“Exercise Date” means (i) in the case of the exercise of Global Warrants, the date on which all actions required for the such exercise, including, if applicable, payment of the Exercise Price therefor, in accordance with the practices and procedures of the Depositary are taken, and (ii) in the case of the exercise of Definitive Warrants, the date on which the Definitive Warrant Certificate representing such Warrants is surrendered to the Warrant Agent, together with a duly completed Exercise Notice, and if applicable, payment of the Exercise Price therefor (unless such surrender, delivery and payment (if applicable) occur after 5:00 p.m. New York City time on a Business Day or on a date that is not a Business Day, in which event the Exercise Date shall be the next following Business Day).
“Exercise Notice” means a notice in the form attached as Annex B to the Warrant Certificate delivered by the Holder to the Warrant Agent to exercise the Warrant.

“Exercise Period” means the period commencing upon the execution and delivery of this Agreement by the Company on the date hereof and shall continue up to, and including, the Expiration Time.
“Exercise Price” means the exercise price of the Warrants per Share, as initially set forth in Section 3.01(b) and as may be adjusted in accordance with Article IV.
“Expiration Time” means 5:00 p.m. New York City time on the fourth anniversary of the Effective Date or, if such day is not a Business Day, the next succeeding day that is a Business Day.
“Fair Market Value” means:
(i) with respect to the shares of the Common Stock:
(w)    if the shares are listed on a Principal Exchange on the day as of which Fair Market Value is being determined, the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems for such Exercise Date, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or if Bloomberg is no longer reporting such price information, such other service reporting similar information as shall be selected by the Company) for such shares in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Exercise Date; or
(x)    if the shares are not listed on a Principal Exchange on the day as of which Fair Market Value is being determined, but are listed on any other Exchange, the daily volume-weighted average price of such stock on such Exchange, as reported by such Exchange, or, if not so reported, a service reporting such information as shall be selected by the Company; or
(y)     if the shares are not traded on an Exchange on the day as of which Fair Market Value is being determined but are traded on an Over-the-Counter Market, the average of the high bid price and the low ask price for the shares on such day in such Over-the-Counter Market, as reported by such Over-the-Counter Market or, if not so reported, a service reporting such information as shall be selected by the Company; or
(z)    in the case of securities not covered by clauses (w) through (y) above, the Fair Market Value of such securities shall be determined by the Valuation Bank, using one or more valuation methods that the Valuation Bank in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all factors deemed relevant by the Valuation Bank;
provided that, with respect to any determination of Fair Market Value pursuant to clauses (w) through (y) above, the Company, in its good faith determination, shall make appropriate adjustments to the daily volume-weighted average price, or bid and ask stock price, to account for any stock split, reverse stock split, dividend, distribution or other event requiring any adjustments to the Exercise Price or the Warrant Share Number, so as to provide for a consistent determination of Fair Market Value over any period of Trading Days as may be specified in this Agreement;
(ii)    in the case of cash, the amount thereof; and
(iii)    in the case of other property, the Fair Market Value of such property shall be determined in good faith and in a commercially reasonable manner by the Board of Directors or a committee of members of the Board of Directors to whom the Board of Directors expressly delegates authority to make determinations of Fair Market Value hereunder.
“Global Warrant” means a Warrant represented by a Global Warrant Certificate.
“Global Warrant Certificate” means a global Warrant Certificate in definitive form, with the global legend set forth in the form of Warrant Certificate attached as Exhibit A hereto, which is deposited with the Depositary or with the Custodian.
“Holder” means a registered owner of Warrants as set forth in the Registry.
“Market Disruption Event” means (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any day on which the Exchange is open for trading for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Officer” means the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Treasurer or Secretary of the Company, any Assistant Treasurer or any Assistant Secretary of the Company, and any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”) of the Company.
“Officer’s Certificate” means a certificate signed by any Officer.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Warrant Agent, in its reasonable discretion. Such counsel may be an employee of or counsel to the Company or the Warrant Agent.
“Over-the-Counter Market” means OTCQX or OTCQB of OTC Markets and the Over-the-Counter Bulletin Board of Financial Industry Regulatory Authority (or any of their respective successors).
“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof or any other entity.
“Principal Exchange” means each of the following Exchanges: The New York Stock Exchange, NYSE American, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

“Reorganization” means any consolidation, merger, statutory share exchange, business combination or similar transaction with a Person, any sale, lease or other transfer to a Person of substantially all of the consolidated assets of the Company and its Subsidiaries substantially as an entirety, or any recapitalization, reclassification or transaction that results in a change of the Common Stock (other than as described in Section 4.01(a)), in each case, in which the Common Stock is converted into, is exchanged for or becomes the right to receive Exchange Property.
“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Shares” means fully paid and nonassessable shares of Common Stock issuable to a Holder upon exercise of a Warrant.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.
“Trading Day” means a day on which (i) no Market Disruption Event occurs and (ii) trading in the Common Stock occurs on the Exchange; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
“Transfer Agent” means American Stock Transfer & Trust Company, LLC, as transfer agent of the Company, and any successor transfer agent.
“Unit of Exchange Property” means, with respect to any Reorganization, the type and amount of Exchange Property that the holder of one share of Common Stock is entitled to receive in such Reorganization.
“Valuation Bank” means an independent, nationally recognized investment bank selected by the Company.
“Warrant Certificate” means any registered certificate (including a Global Warrant Certificate) issued by the Company and authenticated by the Warrant Agent under this Agreement evidencing Warrants, in the form attached as Exhibit A hereto.
“Warrant Share Number” means the number of Shares issuable upon exercise of one Warrant, as adjusted from time to time pursuant to the terms of this Agreement; provided that following a Reorganization, Warrant Shares Number shall mean the number of Units of Exchange Property with respect to such Reorganization issuable upon such exercise.
Section 1.02.    Other Definitions.

Term	Defined in Section

“Agreement”	Recitals
“Company”	Recitals

Term	Defined in Section

“Customer Identification Program”	6.10
“Loss” or “Losses”	5.05(b)
“Net Settlement”	3.03(a)
“NY UCC”	2.06
“Plan”	Recitals
“Physical Settlement”	3.03(a)
“Registry”	2.03(a)
“Spin-Off”	4.01(d)
“Valuation Period”	4.01(d)
“Warrant”	Recitals
“Warrant Agent”	Recitals
“Warrant Agent Insolvency Event”	5.06(c)
Section 1.03    Rules of Construction.
Unless the text otherwise requires:
(a)    a defined term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the date hereof;
(c)    “or” is not exclusive;
(d)    “including” means including, without limitation; and
(e)    words in the singular include the plural and words in the plural include the singular.
ARTICLE II
WARRANTS
Section 2.01    Form.
(a)    Global Warrants. Except as provided in Section 2.04 or 2.05, Warrants, including Warrants issued upon any transfer or exchange thereof, shall be issued in the form of one or more Global Warrant Certificates, which shall be deposited on behalf of the Company with the Depositary (or, at the direction of the Depositary, with the Custodian or such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.
Except as provided in Section 2.04 or 2.05, owners of beneficial interests in Global Warrants will not be entitled to receive physical delivery of Definitive Warrants.
(b)    Book-Entry Provisions. This Section 2.01(b) shall apply only to a Global Warrant deposited with, at the direction of or on behalf of the Depositary.

(i)    The Company shall execute and the Warrant Agent shall, in accordance with Section 2.02, countersign, either by manual or facsimile or other electronically transmitted signature, and deliver one or more Global Warrants that (A) shall be registered in the name of the Depositary or the nominee of the Depositary and (B) shall be delivered by the Warrant Agent to the Depositary or pursuant to the Depositary’s instructions or held by the Custodian. Each Global Warrant shall be dated the date of its countersignature by the Warrant Agent.
(ii)    Agent Members shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depositary or by the Warrant Agent as the custodian of the Depositary or under such Global Warrant except to the extent set forth herein or in a Warrant Certificate, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and the Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Warrant. The rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary, except to the extent set forth herein or in a Warrant Certificate.
(c)    Warrant Certificates. Warrant Certificates shall be in substantially the form attached as Exhibit A hereto and shall be typed, printed, lithographed or engraved or produced by any combination of such methods or produced in any other manner permitted by the rules of any securities exchange on which the Warrants may be listed, all as determined by the Officer or Officers executing such Warrant Certificates, as evidenced by their execution thereof. Any Warrant Certificate shall have such insertions as are appropriate or required by this Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements, stamped, printed, lithographed or engraved thereon, (i) as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement (and which letters, numbers, marks of identification, legends or endorsements do not affect the rights, duties, immunities or obligations of the Warrant Agent), (ii) as may be required to comply with this Agreement, any applicable law or any rule of any securities exchange on which the Warrants may be listed, or (iii) as may be necessary to conform to customary usage.
Section 2.02.    Execution and Countersignature.
(a)    Execution by the Company. At least one Officer shall sign the Warrant Certificates for the Company by manual or facsimile or other electronically transmitted signature. If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.
(b)    Countersignature by the Warrant Agent. The Warrant Agent shall initially countersign, either by manual or facsimile or other electronically transmitted signature, and deliver Warrant Certificates evidencing, in the aggregate, 4,384,241 Warrants. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.
(c)    Subsequent Issue of Warrant Certificates. At any time and from time to time after the execution of this Agreement, the Warrant Agent shall upon receipt of a written order of the Company signed by an Officer countersign, by either manual or facsimile or other electronically transmitted signature, and issue a Warrant Certificate evidencing the number of Warrants specified in such order; provided that the Warrant Agent shall be entitled to receive, in connection with such countersignature of Warrants described in this Section 2.02(c), an Officer’s Certificate and an Opinion of Counsel of the Company to the effect that issuance and execution of such Warrants is authorized or permitted by this Agreement and the organizational documents of the Company. Such written order of the Company shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned and the number of Warrants then authorized. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.
(d)    Validity of Warrant Certificates. The Warrants evidenced by a Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent countersigns the Warrant Certificate either manually or by facsimile or other electronically transmitted signature. Such signature shall be solely for the purpose of authenticating the Warrant Certificate and shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement. Countersigned Warrant Certificates may be delivered, notwithstanding the fact that the persons or any one of them who countersigned the Warrants shall have ceased to be proper signatories prior to the delivery of such Warrants or were not proper signatories on the date of this Agreement.
Section 2.03.    Registry.
(a)    Registration Generally. The Warrants shall be issued in registered form only. The Warrant Agent shall keep a registry (the “Registry”) of the Warrant Certificates and of their transfer and exchange. The Registry shall show the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates, and record all exchanges, exercise, cancellation and transfers of the Warrants. Any Warrant Certificate may be surrendered for transfer, cancellation, exchange or exercise, in accordance with its terms, at the office of the Warrant Agent designated for such purpose. The Company and the Warrant Agent may deem and treat any Person in whose name a Warrant Certificate is registered in the Registry as the absolute owner of such Warrant Certificate for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
(b)    Registration of Global Warrants. The Holder of any Global Warrant will be the Depositary or a nominee of the Depositary in whose name such Global Warrant is registered. The Warrant holdings of Agent Members will be recorded on the books of the Depositary. The beneficial interests in any Global Warrant held by customers of Agent Members will be reflected on the books and records of such Agent Members, and neither the Warrant Agent, the Company nor the Depositary shall be responsible for recording such beneficial interests or their exchange exercise, cancellation of transfer.
Section 2.04.    Transfer and Exchange.
(a)    Generally. Subject to compliance with applicable securities laws and the requirements set forth in this Agreement, each Warrant Certificate and all rights thereunder are transferable, in whole or in part, upon the books of the Company (or an agent duly appointed by the Company) by the Holder thereof in person or by duly authorized attorney, and one or more new Warrant Certificates shall be made and delivered by the Company, of the same tenor and date as the applicable Warrant Certificate so delivered but registered in the name of one or more transferees, upon surrender of such Warrant Certificate, duly endorsed, to the Warrant Agent. All expenses and other charges payable in connection with the preparation, execution and delivery of the new Warrant Certificate pursuant to this Section 2.04(a) shall be paid by the Company, except the Holder of the old Warrant Certificate surrendered for transfer shall pay to the Company a sum sufficient to cover any documentary, stamp or similar issue or transfer tax due because the name of the Holder of the new Warrant Certificate issued upon such transfer is different from the name of the Holder of the old Warrant Certificate surrendered for transfer.
(b)    Transfer and Exchange of Global Warrants.
(i)    In the case of a Warrant Certificate that is a Global Warrant, then so long as the Global Warrant is registered in the name of the Depositary, (a) the holders of beneficial interests in the Warrants evidenced thereby shall have no rights under the Warrant Certificate with respect to such Global Warrant held on their behalf by the Depositary or the Custodian, and (b) the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever, except, in each case, to the extent set forth herein. Accordingly, any such owner’s beneficial interest in the Global Warrant will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or the Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility with respect to such records maintained by the Depositary or the Agent Members. Notwithstanding the foregoing, nothing herein shall (i) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (ii) impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a holder of a beneficial interest in any Warrant. Except as otherwise may be provided in this Agreement, the rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary. Any holder of any Global Warrant shall, by acceptance of such Global Warrant, agree that (x) ownership of a beneficial interest in the Warrants represented thereby shall be required to be reflected in book-entry form and (y) the transfer and exchange of Global Warrants or beneficial interests therein shall be effected through the book-entry system maintained by the Depositary, in accordance with this Agreement and the Warrant Certificates and the procedures of the Depositary therefor.
(ii)    Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 2.05), a Global Warrant may only be transferred as a whole, and not in part, and only by (A) the Depositary, to a nominee of the Depositary, (B) a nominee of the Depositary, to the Depositary or another nominee of the Depositary, or (C) the Depositary or any such nominee to a successor Depositary or its nominee.
(iii)    In the event that a Global Warrant is exchanged for Definitive Warrants pursuant to Section 2.05, such Warrants may be exchanged only in accordance with the provisions of this Section 2.04 and Section 2.05 and such other procedures as may from time to time be adopted by the Company that are not inconsistent with the terms of this Agreement or of any Warrant Certificate.
(c)    Cancellation or Adjustment of Global Warrant. At such time as all beneficial interests in a Global Warrant have been exchanged for Definitive Warrants, repurchased, exercised or canceled, such Global Warrant shall be returned by the Depositary for cancellation or retained and canceled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is exchanged (including, without limitation, for Definitive Warrants), repurchased, exercised or canceled, the number of Warrants represented by such Global Warrant shall be reduced and the Warrant Agent shall make an adjustment on its books and records to reflect such reduction; provided that, in the case of an adjustment on account of an exercise of Warrants, the Warrant Agent shall have no duty or obligation to make such adjustment until it has received notice from the Holder of the amount thereof.
(d)    Obligations with Respect to Transfers and Exchanges of Warrants.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall, upon the relevant Holder’s delivery to the Warrant Agent of the applicable Warrant Certificate to be transferred in whole or in part and satisfaction of the other requirements for such transfer as set forth herein, countersign, either by manual or facsimile or other electronically transmitted signature, new Global Warrants and Definitive Warrants as required pursuant to the provisions of Section 2.02 and this Section 2.04. In addition, a transferor of a Global Warrant or a Definitive Warrant shall deliver to the Warrant Agent a written instruction of transfer in the form attached to the Warrant Certificate as Annex C, duly executed by the Holder thereof or by its attorney, duly authorized in writing. Additionally, prior to registration of any transfer or exchange of a Warrant, the requirements for the Warrant issued upon such transfer or exchange to be issued in a name other than the Holder shall be met. Such requirements include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (at a guarantee level reasonably acceptable to the Company’s transfer agent), and any other reasonable evidence of authority that may be required by the Warrant Agent. Upon satisfaction of the conditions in this clause (i), the Warrant Agent shall, in accordance with such instructions, register the transfer or exchange of the relevant Global Warrant or Definitive Warrant.
(ii)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment from a Holder of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith as set forth in Section 2.10. The Warrant Agent shall have no duty or obligation pursuant to any Section of this Agreement requiring the payment of taxes, assessments, and/or governmental charges, unless and until the Warrant Agent is satisfied that all such taxes, assessments, and/or governmental charges have been paid.
(iii)    Each Warrant Certificate shall be exchangeable, upon the surrender thereof by the Holder to the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor and representing the same aggregate number of Warrants.
(iv)    All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.
(e)    No Obligation of the Warrant Agent.
(i)    The Warrant Agent shall have no responsibility or obligation to any owner of a beneficial interest in a Global Warrant, any Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any beneficial ownership interest in the Warrants represented by such Global Warrant or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Holders and all payments to be made to Holders under the Warrants shall be given or made only to or upon the order of the Holders (which shall be the Depositary or its nominee in the case of a Global

Warrant). Except as set forth herein, the rights of owners of beneficial interests in any Global Warrant shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Warrant Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(ii)    The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant (including any transfer between or among the Agent Members or beneficial owners in any Global Warrant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement and the Warrant Certificate, and to examine the same to determine substantial compliance as to form with the express requirements hereof and thereof.
Section 2.05.    Definitive Warrants.
(a)    Issuance of Definitive Warrants. Beneficial interests in a Global Warrant deposited with the Depositary or with the Custodian pursuant to Section 2.01 shall be transferred to each beneficial owner thereof in the form of Definitive Warrants evidencing a number of Warrants equivalent to such owner’s beneficial interest in such Global Warrant, in exchange for such Global Warrant, only if such transfer complies with Section 2.04 and (i) the Depositary notifies the Company in writing that it is unwilling or unable to continue as Depositary for such beneficial interests represented by such Global Warrant or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each such case, a successor Depositary is not appointed by the Company within 90 days of such notice, or (ii) the Company, in its sole reasonable discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrants under this Agreement.
(b)    Surrender of Global Warrants and Exchange for Definitive Warrants. A Global Warrant shall be exchanged for Definitive Warrants, and Definitive Warrants may be transferred or exchanged for a beneficial interest in a Global Warrant, only at such times and in the manner specified in this Agreement. The holder of a Global Warrant may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold beneficial interests in such Global Warrant through Agent Members, to take any action that a Holder is entitled to take under a Warrant Certificate or this Agreement. If beneficial ownership interests in a Global Warrant are to be exchanged for Definitive Warrants pursuant to this Section 2.05, appropriate adjustment shall be made to the Global Warrant as provided in Section 2.04(c), and the Warrant Agent shall countersign, either by manual or facsimile or other electronically transmitted signature, and deliver to each beneficial owner of such interests in the name of such beneficial owner, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant. The Warrant Agent shall register such exchange in the Registry, and if the entire Global Warrant has been exchanged for Definitive Warrants the surrendered Global Warrant shall be canceled by the Warrant Agent.
(c)    Validity of Definitive Warrants. All Definitive Warrants issued upon exchange pursuant to this Section 2.05 shall be the valid obligations of the Company, evidencing the same obligations of the Company and entitled to the same benefits under this Agreement as the Global Warrant, or portion thereof, surrendered upon such exchange.

(d)    Definitive Warrant Certificates. In the event of the occurrence of any of the events specified in Section 2.05(a), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants in definitive, fully registered form.
(e)    No Liability. Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.
Section 2.06.    Replacement Certificates.
If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the Holder of a Warrant Certificate provides evidence reasonably satisfactory to the Company and the Warrant Agent that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign, by either manual or facsimile or other electronically transmitted signature, a replacement Warrant Certificate of like tenor and representing an equivalent number of Warrants, if the reasonable requirements of the Warrant Agent and Section 8-405 of the Uniform Commercial Code as in effect in the State of New York (the “NY UCC”) are met. In the case of the Warrant Certificate that is lost, destroyed or wrongfully taken, if required by the Warrant Agent or the Company, such Holder shall furnish an indemnity sufficient in the judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer if a Warrant Certificate is replaced. The Company and the Warrant Agent may charge the Holder for their reasonable, out-of-pocket expenses in replacing a Warrant Certificate prior to issuing and delivering a replacement Warrant Certificate to such Holder. Every replacement Warrant Certificate (i) shall evidence an additional obligation of the Company and (ii) shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates. If a Warrant Certificate is replaced pursuant to this Section 2.06, the Warrants evidenced thereby cease to be outstanding, unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant Certificate is held by a protected purchaser (as defined in Section 8-303 of the NY UCC).
Section 2.07.    Outstanding Warrants.
Subject to Section 6.02, the Warrants outstanding at any time are all Warrants evidenced on all Warrant Certificates authenticated by the Warrant Agent, as the same, in the case of Global Warrants, may be adjusted for exercise as provided in Section 2.04(c), except for those canceled by it and those delivered to it for cancellation.
Section 2.08    Cancellation.
The Warrant Agent and no one else shall cancel and destroy all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Warrant Agent to deliver any canceled Warrant Certificates to the Company. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent they evidence Warrants that have been exercised.
Section 2.09.    CUSIP Numbers.
In issuing the Warrants, the Company may use CUSIP numbers (if then generally in use) and, if so, the Warrant Agent shall use CUSIP numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.
Section 2.10.    Charges, Taxes and Expenses; Withholding and Reporting Requirements.
(a)    No Charge. Issuance of Shares in certificated or book-entry form to a Holder upon the exercise of Warrants evidenced by any Warrant Certificate shall be made without charge to the Holder for any documentary, stamp or similar issue or transfer taxes (other than any such taxes due because the Holder requests such Shares to be issued in a name other than the Holder’s name) or other incidental expense in respect of the issuance of such Shares, all of which such taxes, if any, and expenses shall be paid by the Company. The Holder shall pay to the Company a sum sufficient to cover any documentary, stamp or similar issue or transfer taxes due because the Holder requests Shares to be issued in a name other than the Holder’s name, and the Company may refuse to deliver any such Shares until it receives a sum sufficient to pay such taxes.
(b)    Withholding and Reporting. The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental unit, and all distributions, including deemed distributions (or other situations requiring withholding under applicable law), pursuant to the Warrants will be subject to applicable withholding and reporting requirements. Notwithstanding any provision to the contrary, the Company will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, which may include (but are not limited to) (i) applying a portion of any cash distribution or consideration to be made under the Warrants to pay applicable withholding taxes, (ii) liquidating a portion of any non-cash distribution or consideration to be made or paid (including Common Stock issuable upon exercise of the Warrants) under the Warrants to generate sufficient funds to pay applicable withholding taxes, and/or (iii) establishing any other mechanisms the Company believes are reasonable and appropriate, including requiring Holders to submit appropriate tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) or requiring Holders to promptly pay the withholding tax amount to the Company in cash as a condition of receiving the benefit of any adjustment pursuant to Article IV.
Section 2.11.    Proxies.
The Holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold beneficial interests through Agent Members, to take any action that a Holder is entitled to take under this Agreement or the Warrants in accordance with the Depositary’s and the relevant Agent Member’s customary procedures.
ARTICLE III
EXERCISE TERMS
Section 3.01.    Exercise.
(a)    Exercise Period. The Warrants may be exercised only during the period commencing on the Effective Date and expiring at the Expiration Time. At the Expiration Time, the Warrants will become void and without further legal effect, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b)    Exercise Price. The Exercise Price for each Warrant shall initially be $36.00, subject to adjustment as provided herein.
The Exercise Price in connection with Physical Settlement of the exercise of a Definitive Warrant may be paid either by wire transfer of immediately available funds to an account designated by the Company or by certified or official bank check or bank cashier’s check payable to the order of the Warrant Agent. The Exercise Price in connection with Physical Settlement of the exercise of a Global Warrant shall be paid in accordance with the practice and procedures of the Depositary and its Agent Members.
All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of the services hereunder (the “Funds”) shall be held by the Warrant Agent for the benefit of the Company, as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent for the benefit of the Company, in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company.
The Warrant Agent shall forward funds received for Warrant exercises as promptly as practicable after receipt thereof and in any event not later than the fifth business day of the following month by bank wire transfer to an account designated by the Company.
(c)    Warrant Share Number. The Warrant Share Number shall initially be one, subject to adjustment as provided in this Agreement.
Section 3.02.    Manner of Exercise.
(a)    Global Warrants. In the case of Warrants represented by a Global Warrant Certificate, the Warrants shall be exercisable, at any time or from time to time during the Exercise Period, in accordance with the practices and procedures of the Depositary and the relevant Agent Member.
Following any such exercise, the number of Warrants represented by the applicable Global Warrant Certificate shall be reduced in accordance with the procedures of the Depositary, whether or not an adjustment is made to Annex A to such Global Warrant Certificate, so that the number of Warrants represented thereby will be equal to the number of Warrants theretofore represented by such Global Warrant Certificate less the number of Warrants then exercised.
An Agent Member, and any Person authorized by such Agent Member, may, without the consent of the Warrant Agent or any other Person, on its own behalf and on behalf of the owner of a beneficial interest in the Global Warrant for which it is acting, enforce this Agreement and the Global Warrant, including its or such beneficial owner’s right to exercise and receive beneficial ownership of Shares issuable upon exercise of the Global Warrant, and may institute and maintain any suit, action or proceeding against the Company to enforce its rights in respect thereof.

(b)    Definitive Warrants. In the case of Warrants represented by a Definitive Warrant Certificate, the Warrants shall be exercisable, at any time or from time to time during the Exercise Period, by
(i)    the surrender of the applicable Warrant Certificate to the Warrant Agent and the delivery to the Warrant Agent of the Exercise Notice annexed hereto, duly completed and executed (or to the Company or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrant Agent pursuant to Section 6.03 and the Warrant Agent shall cause such notice to be sent or communicated to the Holders and owners of a beneficial interest in a Global Warrant pursuant to Section 6.03), together with payment for transfer taxes as set forth in Section 2.10 and
(ii)    if Physical Settlement is validly elected in accordance with Section 3.03(b), paying to the Company the applicable aggregate Exercise Price.
Whenever some, but not all, of the Warrants represented by such Definitive Warrant Certificate are exercised, the exercising Holder shall be entitled, at the request of such Holder, to receive from the Company within a reasonable time, and in any event not exceeding five (5) Business Days, a new Definitive Warrant Certificate in substantially identical form representing the number of Warrants equal to the number of Warrants theretofore represented by the surrendered Definitive Warrant Certificate less the number of Warrants then exercised.
(c)    Warrants Exercised in Full. If any Warrant Certificate shall have been exercised in full, the Warrant Agent shall promptly cancel such certificate following its receipt thereof from the Holder or the Depositary, as applicable.
(d)    Transfer Books. The Company will not close its transfer books in respect of the Warrants during the Company’s regular and customary business hours in any manner that interferes with the timely transfer and exercise of the Warrants.
Section 3.03.    Settlement.
(a)    Manner of Settlement. A Holder that exercises a Warrant may elect to either (i) pay the applicable Exercise Price in respect of such Warrant to the Company (“Physical Settlement”) or (ii) net settle such Warrant in accordance with Section 3.03(c) in lieu of paying the Exercise Price (“Net Settlement”). In the case of Global Warrants, Net Settlement shall be elected in accordance with the practices and procedures of the Depositary. In the case of Definitive Warrants, Net Settlement shall be elected by marking the applicable box in the relevant Exercise Notice.
(b)    Physical Settlement. In the event Physical Settlement is elected in respect of the exercise of Warrants, the Company shall issue to the Holder, in accordance with Section 3.04 below, a number of Shares for each Warrant so exercised equal to the Warrant Share Number as of the Exercise Date.
(c)    Net Settlement. In the event that Net Settlement is elected in respect of the exercise of Warrants, the Company shall issue to the Holder, in accordance with Section 3.04 below, a number of Shares for each Warrant so exercised equal to the greater of (x) zero and (y) “X” as determined pursuant to the following formula:

X =	Y x	(A – B)
A

Where:
Y = the Warrant Share Number (as of the Exercise Date);
A = the Fair Market Value of one share of the Common Stock (as of the Exercise Date); and
B = the Exercise Price (as of the Exercise Date).
The Company shall make all calculations under this Section 3.03, and the Warrant Agent shall have no duty or obligation to verify or confirm the Company’s calculations.
Section 3.04.    Issuance of Shares; Authorization.
(a)    Global Warrants. Shares issuable upon exercise of Global Warrants shall be issued and delivered in accordance with the practices and procedures of the Depositary. The Company shall use commercially reasonable efforts to cause the Transfer Agent to cooperate with the Depositary and the applicable Agent Member in order to effect the issuance and delivery of Shares in accordance with such practices and procedures.
(b)    Definitive Warrants. Shares issuable upon exercise of the Definitive Warrants shall be issued in book-entry format. The Company shall cause the Transfer Agent, as promptly as practical but in any event no later than four (4) Business Days after the Exercise Date, to cooperate with the Agent Member designated by the Holder on the Exercise Form in order that the Shares will be issued, delivered and credited to the account of the Agent Member at the Depositary for the benefit of the Holder through the Deposit/Withdrawal at Custodian (DWAC) function of the Depositary or such other function as may be adopted by the Depositary for that purpose. Notwithstanding the foregoing, if, at the time of the exercise of any Definitive Warrant, the Depositary notifies the Company in writing that it is unwilling or unable to continue as Depositary for the shares issuable upon exercise of such Definitive Warrant or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each such case, a successor Depositary is not appointed by the Company within 90 days of such notice, the Company shall issue the Shares in such name or names as indicated on the Exercise Notice, provided the Holder shall have furnished the Company with the appropriate tax identification information and, if the Shares are to be issued in the name of any Person other than the Holder, evidence of the payment of any required transfer or similar tax shall have been furnished to the Company. At the option of the Company, the Shares may either be represented by certificates or issued through direct registration on the books and records of the Transfer Agent. If the Shares are issued in certificated form, the Company shall physically deliver the certificates representing the Shares to the address specified in the Exercise Notice. The Company shall cause the Shares to be issued and delivered as aforesaid, as promptly as practical but in any event no later than four (4) Business Days after the Exercise Date.
(c)    Valid Issuance; Timing of Issuance. The Company represents, warrants and covenants that any Shares issued upon the exercise of Warrants in accordance with the provisions of this Agreement shall be duly and validly authorized and issued, fully paid and nonassessable and free from all liens and charges (other than liens or charges created by a Holder). The Company will use its reasonable best efforts to ensure that the Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement applicable to the Company of any securities exchange on which the Shares are listed or traded.
The Shares (or other securities or property to which the exercising Holder is entitled pursuant to this Agreement) issuable or deliverable upon the exercise of Warrants shall be deemed to have been issued or delivered for all purposes as of the close of business on the applicable Exercise Date, notwithstanding that the stock transfer books of the Company may then be closed or certificates or other evidence of ownership representing such Shares (or other securities or property) may not be actually delivered or entered on such date.
(d)    No Rights as Stockholder. Nothing contained in this Agreement or the Warrants shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever, including the right to receive dividends or other distributions, as stockholders of the Company, or the right to share in the assets of the Company in the event of its liquidation, dissolution or winding up, except in respect of Common Stock received following exercise of Warrants. In addition, nothing contained in this Agreement or the Warrants shall be construed as imposing any liabilities on the Holder as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
Section 3.05.    No Fractional Shares or Scrip.
No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of Warrants. In lieu of any fractional Share to which a Holder would otherwise be entitled upon an exercise of Warrants, such Holder shall be entitled to receive a cash payment equal to the value of such fractional Share based on the Fair Market Value of the Common Stock as of the applicable Exercise Date. The number of full Shares that shall be issuable upon an exercise of Warrants by a Holder at any time shall be computed on the basis of the aggregate number of Shares which may be issuable pursuant to the Warrants being exercised by that Holder at that time. Whenever a payment for fractional Shares is to be made by the Warrant Agent under any section of this Agreement, the Company shall (i) provide to the Warrant Agent in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments.
Any Holder, or any owner of a beneficial interest in a Global Warrant, by its acceptance of a Warrant Certificate, expressly agrees to receive cash in lieu of any fractional Share in accordance with this Section 3.05 and waives its right to receive a physical certificate representing such fractional Share upon exercise of any Warrant.
Section 3.06.    Covenants Relating to Common Stock Issuable Upon Warrant Exercise.
(a)    Common Stock Reserve. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, a number of shares of Common Stock sufficient for the exercise in full of all outstanding Warrants. The Company shall not take any action that would require an adjustment of the Warrant Share Number if as a result thereof the aggregate number of Shares issuable upon exercise of the outstanding Warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of, or underlying, all outstanding options, warrants, conversion and other rights (without duplication), would exceed the total number of shares of Common Stock then authorized by its Charter.

(b)    Listing. To the extent the shares of Common Stock are then listed on an Exchange, the Company will procure, at its sole expense, the listing of the Shares issuable upon exercise of the Warrants, subject to issuance or notice of issuance, on all Exchanges on which the Common Stock is then listed or traded. For the avoidance of doubt, the Company shall have no obligation to cause the Warrants to be listed or traded on any Exchange or Over-the-Counter Market or any other similar market of any kind.
(c)    Common Stock Certificates. If and to the extent that Shares shall be issuable in certificated form upon exercise of Definitive Warrants in accordance with the terms of this Agreement, the Company shall so notify the Warrant Agent. The Warrant Agent shall thereafter be authorized to request from time to time from the Transfer Agents stock certificates required to honor the exercise of outstanding Definitive Warrants, and the Company shall authorize and direct the Transfer Agent to comply with all such requests of the Warrant Agent. The Company shall supply the Transfer Agent with duly executed stock certificates for such purposes and shall provide or otherwise make available any cash that may be payable upon exercise of Warrants in lieu of the issuance of fractional Shares.
(d)    No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid the observance or performance of any of the terms to be observed or performed by the Company under this Agreement, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and each Warrant Certificate.
Section 3.07    Exercise Calculations.
To the extent applicable, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the number of Shares deliverable pursuant to any exercise of Warrants. The number of Shares to be issued on such exercise will be determined by the Company, with written notice thereof to the Warrant Agent. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Shares to be issued on such exercise is accurate or correct.
ARTICLE IV
ANTI-DILUTION PROVISIONS
Section 4.01.    Anti-dilution Adjustments; Notice of Adjustment.
The Exercise Price and the Warrant Share Number shall be subject to adjustment from time to time as set forth in this Section 4.01; provided that no single event shall give rise to an adjustment under more than one subsection of this Section 4.01 (other than in the case of a dividend or other distribution of different types of property, in which case Section 4.01(a), 4.01(b), 4.01(c) or 4.01(d) shall apply to the appropriate parts of each such dividend or distribution); provided further that any issuance of Common Stock upon exercise of the Warrants shall not itself give rise to any adjustment under this Section 4.01.
(a)    Stock Splits, Reverse Splits and Dividends. The Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below in the event the Company (i) pays a dividend or makes any other distribution with respect to its Common Stock solely in shares of its Common Stock, (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares or (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares.

Such adjustments shall become effective (x) in the case of clause (i) above, at the open of business on the ex-date for such dividend or distribution or (y) in the case of clause (ii) or (iii) above, at the open of business on the effective date of such event. In the event that a dividend or distribution described in clause (i) above is not so paid or made, the Exercise Price and the Warrant Share Number shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, as the case may be, to be the Exercise Price and the Warrant Share Number that would be in effect if such dividend or distribution had not been declared.

Na =	Nb x	Oa
Ob

Ea =	Eb x	Ob
Oa

Where:
Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Eb = Exercise Price before the adjustment
Ea = Exercise Price after the adjustment
Ob = Number of shares of Common Stock outstanding immediately before the transaction in question
Oa = Number of shares of Common Stock outstanding immediately after the transaction in question
(b)    Certain Rights, Options and Warrants. The Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below in the event the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than sixty (60) calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Fair Market Values of one share of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such issuance; provided that the Exercise Price shall not be increased (and Warrant Share Number shall not be decreased) as a result of this Section 4.01(b). Such adjustments shall be made successively whenever any such rights, options or warrants are issued and shall become effective at the open of business on the ex-date for such issuance.
To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Exercise Price and the Warrant Share Number shall be readjusted to be the Exercise Price and the Warrant Share Number that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights, options or warrants are not so issued, the Exercise Price and the Warrant Share Number shall be readjusted to be the Exercise Price and the Warrant Share Number that would then be in effect if such ex-date had not occurred.
For purposes of this Section 4.01(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Fair Market Values of one share of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account the Fair Market Value of any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof.

Na =	Nb x	Ob + X
Ob + Y

Ea =	Eb x	Ob + Y
Ob + X

Where:
Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Eb = Exercise Price before the adjustment
Ea = Exercise Price after the adjustment
Ob = Number of shares of Common Stock outstanding immediately before the transaction in question
X = Number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = Number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Fair Market Values of one share of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of the issuance of such rights, options or warrants.
(c)    Certain Dividends and Distributions. If the Company dividends or distributes shares of securities, evidences of indebtedness, assets, property, cash, rights, options or warrants (other than (i) regular cash dividends paid in the ordinary course; (ii) dividends, distributions or issuances for which an adjustment is made pursuant to Section 4.01(a) or Section 4.01(b); and (iii) Spin-Offs as to which the provisions of Section 4.01(d) below shall apply) to all or substantially all holders of the Common Stock, the Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below. Such adjustments shall become effective at the open of business on the ex-date for such dividend or distribution. For the avoidance of doubt, notwithstanding anything herein to the contrary, there shall be no adjustment of any kind under this Agreement for regular cash dividends paid by the Company in the ordinary course.
In the event that such dividend or distribution is not so paid or made, the Exercise Price and the Warrant Share Number shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, as the case may be, to be the Exercise Price and the Warrant Share Number that would be in effect if such dividend or distribution had not been declared.

Na =	Nb x	M
M - D

Ea =	Eb x	M - D
M

        Where:
Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Eb = Exercise Price before the adjustment
Ea = Exercise Price after the adjustment
M = Average of the Fair Market Values of one share of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date for such dividend or distribution
D = Fair Market Value of such dividend or distribution made per share of Common Stock as of the ex-date; provided that if such Fair Market Value is determined by reference to the actual or when-issued trading market for any securities, such determination shall consider the prices in such market over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding such ex-date. For purposes of this adjustment, the Fair Market Value of such dividend or distribution (if in the form of securities other than Common Stock) shall be determined as if it were “Common Stock” pursuant to the definition of Fair Market Value; provided further that, in the event a dividend is paid by the Company a portion of which is a regular cash dividend paid in the ordinary course and a portion of which does not constitute a regular cash dividend paid in the ordinary course and an adjustment is required under this Section 4.01(c), then “D” will be equal to the portion of the dividend that does not constitute a regular cash dividend paid in the ordinary course.
(d)    Spin-Offs. If the Company pays a dividend or makes any other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a Principal Exchange (a “Spin-Off”), the Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below. Such adjustments shall become effective at the close of business on the last Trading Day of the ten (10) consecutive Trading Day period beginning on, and including, the first Trading Day following ex-date for such Spin-Off on which the Capital Stock of such Subsidiary or other business unit begins to trade regular way on such Principal Exchange (the “Valuation Period”).

Na =	Nb x	D + M
M

Ea =	Eb x	M
D + M

        Where:
Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Eb = Exercise Price before the adjustment
Ea = Exercise Price after the adjustment
M = Average of the Fair Market Values of one share of Common Stock over the Valuation Period
D = Average of the Fair Market Values of such Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the Valuation Period. For purposes of this adjustment, the Fair Market Value of such distribution shall be determined as if it were “Common Stock” pursuant to the definition of Fair Market Value.
If the Exercise Date for any exercise of Warrants occurs during the Valuation Period, the reference in the definition of “Valuation Period” to “ten (10)” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the beginning of the Valuation Period and such Exercise Date in determining the Exercise Price and Warrant Share Number.
(e)    Tender and Exchange Offers. If a publicly-announced tender or exchange offer, or other repurchase offer made by the Company or any of its Affiliates for the Common Stock (other than a Reorganization) shall be consummated, to the extent that the cash and Fair Market Value of any other consideration included in the payment per share of Common Stock exceeds the average of the Fair Market Values of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the tenth (10th) Trading Day immediately following the date on which such tender or exchange offer is consummated, then the Exercise Price and the Warrant Share Number shall be adjusted pursuant to the formulas below; provided that the Exercise Price shall not be increased (and Warrant Share Number shall not be decreased) as a result of this Section 4.01(e). Such adjustments shall be determined at the close of business on the tenth (10th) Trading Day immediately following the date on which such tender or exchange offer is consummated, but shall become effective as of the date on which such tender or exchange offer expires.

Na =	Nb x	(Oa x M) + C
Ob x M

Ea =	Eb x	Ob x M
(Oa x M) + C

Where:
Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Eb = Exercise Price before the adjustment
Ea = Exercise Price after the adjustment
M = Average of the Fair Market Values of one share of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the tenth (10th) Trading Day immediately following the date on which such tender or exchange offer is consummated
C = Aggregate Fair Market Value of all cash and any other consideration paid or payable for shares of Common Stock in such tender or exchange offer
Ob = Number of shares of Common Stock outstanding immediately before giving effect to such tender or exchange offer
Oa = Number of shares of Common Stock outstanding immediately after giving effect to such tender or exchange offer.
If the Exercise Date for any exercise of Warrants occurs on or after the date on which such tender or exchange offer expires and prior to the tenth (10th) Trading Day immediately following the date on which such tender or exchange offer is consummated, references in this Section 4.01(e) to “tenth (10th) Trading Day immediately following the date on which such tender or exchange offer is consummated” shall be deemed replaced by references to such Exercise Date and references in this Section 4.01(e) to “ten (10)” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date on which such tender or exchange offer is consummated and such Exercise Date, in each case, in determining the Exercise Price and Warrant Share Number.
(f)    Reorganizations. In the case of any Reorganization, following the effective time of such Reorganization, a Holder’s right to acquire Shares upon exercise of the Warrants shall be converted into the right to acquire, upon exercise of such Warrants, one Unit of Exchange Property with respect to each Share previously issuable upon exercise of the Warrants; provided that if the Exchange Property consists solely of cash, on the effective date of such Reorganization, each Holder shall receive, in respect of each Warrant it holds, at the same time and upon the same terms as holders of Common Stock receive the cash in exchange for their shares of Common Stock, an amount of cash equal to the greater of (i) (x) the amount of cash that such Holder would have received if such Holder owned, as of the record date for such Reorganization, a number of shares of Common Stock equal to the Warrant Share Number in effect on such record date, minus (y) the Exercise Price in effect on such record date multiplied by the Warrant Share Number in effect on such record date and (ii) $0, and upon the Company’s delivery of such cash (if any) in respect of such Warrant, such Warrant shall be deemed to have been exercised in full and canceled. For the avoidance of doubt, if, in connection with any Reorganization in which the Exchange Property is comprised of solely cash, the per share amount of cash received by holders of the Common Stock is less than the Exercise Price, the Warrants shall be deemed to have expired for no consideration.
In the case of any Reorganization in which holders of Common Stock may make an election as between different types of Exchange Property, a Holder shall be deemed to have elected to receive upon exercise of the Warrants the weighted average of the types and amounts of consideration received by all holders of Common Stock.
The Company shall not consummate any Reorganization unless the Company first shall have made appropriate provision to ensure that applicable provisions of this Agreement (including, without limitation, the applicable provisions of this Section 4.01) shall immediately after giving effect to such Reorganization be assumed by and binding on the other party to such Reorganization (or the surviving entity, successor, parent company and/or issuer of the Exchange Property, as appropriate) and applicable to any Exchange Property deliverable upon the exercise of Warrants, pursuant to a customary assumption agreement.  Any such assumption agreement shall also include any amendments to this Agreement necessary to effect the changes to the terms of the Warrants described in this Section 4.01(f) and preserve the intent of the provisions of this Agreement (including, without limitation, the adjustment provisions in this Section 4.01).  The provisions of this Section 4.01(f) shall similarly apply to successive Reorganizations.
The provisions of this Section 4.01(f) are subject, in all cases, to any applicable requirements under the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder. Where there is any inconsistency between the requirements of the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder and the requirements of this Section 4.01(f), the requirements of the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder shall supersede.
(g)    Management Incentive Plan. If at any time, or from time to time, during the period from and including the Effective Date until the one-year anniversary of the Effective Date, the Company issues (i) shares of Common Stock or (ii) securities, including derivative securities, (x) exchangeable or exercisable for or convertible into shares of Common Stock, (y) having the right to participate generally in the earnings and profits or dividends and distributions of the Company along with the Common Stock or (z) tracking the value of the Common Stock, in each case pursuant to the MIP (as defined in the Plan) (such securities, as determined in good faith and in a commercially reasonable manner by the Board of Directors or a committee of members of the Board of Directors to whom the Board of Directors expressly delegates authority to make such determination, the “MIP Shares”), the Warrant Share Number shall be adjusted as follows:

Na =	Nb x	Oa
Ob
Where:

Nb = Warrant Share Number before the adjustment
Na = Warrant Share Number after the adjustment
Ob = Number of shares of Common Stock outstanding as of the Effective Date plus the number of any MIP Shares issued between the Effective Date and the issuance of the MIP Shares for which the adjustment is being made (excluding for the avoidance of doubt the MIP Shares for which the adjustment is being made)
Oa = Number of shares of Common Stock outstanding as of the Effective Date plus the number of issued MIP Shares (including for the avoidance of doubt the MIP Shares for which the adjustment is being made).
In the case of MIP Shares other than shares of Common Stock, the number of MIP Shares shall be on a Common Stock equivalent basis, as reasonably determined by the Board or the compensation committee of the Board (or other committee of the Board performing a similar function). No change shall be made to the Exercise Price in connection with an adjustment to the Warrant Shares Number in accordance with this Section 4.01(g).

(h)    Record Owners. If (i) an adjustment to the Warrant Share Number and the Exercise Price becomes effective on the ex-date for any dividend, distribution or other event, and (ii) a Holder exercises its Warrants on or after such ex-date and on or prior to the related record date for such dividend, distribution or other event, then, notwithstanding the provisions in this Section 4.01, the Warrant Share Number and Exercise Price adjustment relating to the dividend, distribution or other event to which such ex-date corresponds shall not be made with respect to the Warrants exercised by the Holder as aforesaid and instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock issuable upon exercise of such Warrants on the record date, and, as such record holder, shall participate in the related dividend, distribution or other event otherwise giving rise to such adjustment.
(i)    Certain Other Events. The Company may make decreases in the Exercise Price and/or increases in the Warrant Share Number as the Board of Directors deems advisable in good faith in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
(j)    Shareholder Rights Plans. If the Company has a shareholder rights plan in effect at the time of any exercise of Warrants, then each share of Common Stock issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise of Warrants, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan, the Exercise Price and Warrant Share Number shall be adjusted at the time of separation as if the Company made a distribution of the type for which an adjustment is made pursuant to Section 4.01(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
(k)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4.01 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 4.01 to the contrary notwithstanding, no adjustment in the Exercise Price or the Warrant Share Number shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward, and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more, or upon exercise of a Warrant if it shall earlier occur.
If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below $0.01 then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to $0.01 and not lower.
(l)    Notice of Adjustment. Whenever the Warrant Share Number, the number of shares of stock or property other than Common Stock issuable upon the exercise of the Warrants or the Exercise Price is adjusted, or the type of securities or property to be delivered upon exercise of the Warrants is otherwise changed, as herein provided, the Company shall deliver to the Warrant Agent a notice of such adjustment or adjustments and shall deliver to the Warrant Agent a statement setting forth the Warrant Share Number, the number and type of shares of stock or property other than Common Stock issuable upon the exercise of a Warrant and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made, and the Warrant Agent shall cause such notice and statement to be sent or communicated to the Holders and owners of a beneficial interest in a Global Warrant in the manner set forth in Section 6.03 hereof. Any failure to deliver such notice or statement shall not affect the validity of the relevant adjustments or the events giving rise to such adjustments.
(m)    Notice of Action. In the event that the Company shall propose to take any action of the type described in this Section 4.01 (but only if the action of the type described in this Section 4.01 would result in an adjustment to the Warrant Share Number, the number of shares of stock or property other than Common Stock issuable upon the exercise of the Warrants or the Exercise Price), including any Reorganization, the Company shall deliver to the Warrant Agent a notice, and the Warrant Agent shall cause such notice to be sent or communicated to the Holders and owners of a beneficial interest in a Global Warrant in the manner set forth in Section 6.03, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Warrant Share Number, the number of shares of stock or property other than Common Stock issuable upon the exercise of the Warrants and the Exercise Price. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to deliver any notice pursuant to this Section 4.01(m) at any time that such notice would contain material non-public information relating to the Company or the Common Stock; provided that in the event, at the time the Company is contemplating any action of the type described in this Section 4.01, (i) the Company is aware that such material non-public information exists and (ii) such action would require the fixing of a record date, the Company shall fix the record date in a manner that permits the Company to deliver the applicable notice at least ten (10) days prior to the date so fixed, or , if the fixing of the record date in such manner would result in the violation of law or regulation (including, for the avoidance of doubt, applicable rules of any national securities exchange) the Company shall fix the record date in a manner that permits the Company to deliver the applicable notice prior to the date so fixed as would not result in such violation.

(n)    Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4.01, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, The NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares that a Holder is entitled to receive upon exercise of a Warrant pursuant to this Agreement, after giving effect to the adjustment that would be made under this Section 4.01.
Section 4.02.    Changes to Warrant Certificate.
The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Agreement, and Warrant Certificates issued after such adjustment may state the same Warrant Share Number, number of shares of stock or property other than Common Stock issuable upon the exercise of the Warrants and Exercise Price as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any ministerial change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed. In the event of any such change, the Company shall give prompt notice thereof to the Warrant Agent and, if appropriate, notation thereof shall be made on all Warrant Certificates thereafter surrendered for registration of transfer or exchange.
ARTICLE V
WARRANT AGENT
Section 5.01    Appointment of Warrant Agent.
The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of this Agreement and the Warrant Agent hereby accepts such appointment and shall perform the same in accordance with the express terms and conditions set forth in this Agreement. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct, fraud or bad faith. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action. The rights and obligations of the parties set forth in this Section 5.01 shall survive the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.
Section 5.02.    Rights and Duties of Warrant Agent.
(a)    Agent for the Company. In acting under this Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation of agency or trust or any relationship of agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Warrants.
(b)    Counsel. The Warrant Agent may consult with counsel reasonably satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection to the Warrant

Agent in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.
(c)    Documents. The Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or thing suffered by it, absent gross negligence, willful misconduct, fraud or bad faith, in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper Officers. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.
(d)    No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein and in the Warrant Certificates, and no implied or inferred duties, responsibility or obligations of the Warrant Agent shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may cause it to incur any expense or liability for which it does not receive indemnity if such indemnity is reasonably requested. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates countersigned by the Warrant Agent and delivered by it to the Holders or on behalf of the Holders pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants (if any). The Warrant Agent shall have no duty or responsibility in the case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Holder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise. The Warrant Agent shall have no duty or responsibility to ensure compliance with any applicable federal or state securities law in connection with the issuance, transfer or exchange of any Warrants under this Agreement.
(e)    Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment of the Warrant Share Number or the Exercise Price or to calculate any such adjustment, or to make any determination with respect to the nature or extent of any adjustment when made, or with respect to the method employed, herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any Shares or of any securities or property that may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 4.01, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Shares or stock certificates upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 4.01, or to comply with any of the covenants of the Company contained in the Warrant Certificate or this Agreement.
(f)    Notices or Demands Addressed to the Company. If the Warrant Agent receives any notice or demand addressed to the Company by the Holder of a Warrant, the Warrant Agent shall promptly forward such notice or demand to the Company.
(g)    Ambiguity. In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any Warrant Certificate, notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other Person for refraining from taking such action, unless the Warrant

Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Warrant Agent. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent is authorized and directed hereby to comply with any orders, judgments, or decrees of any court that it believes has jurisdiction over it and, absent gross negligence, willful misconduct, fraud or bad faith, will not be liable as a result of its compliance with the same.
Section 5.03.    Individual Rights of Warrant Agent.
Subject to its obligations hereunder, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
Section 5.04.    Warrant Agent’s Disclaimer.
The Warrant Agent shall not be responsible for, and makes no representation as to the validity or adequacy of, this Agreement (except the due and valid authorized execution and delivery of this Agreement by the Warrant Agent) or the Warrant Certificates (except the due countersignature of the Warrant Certificate(s) by the Warrant Agent), and it shall not be responsible for any statement in this Agreement or the Warrant Certificates other than its countersignature thereon; nor will the Warrant Agent be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrant Certificates.
Section 5.05.    Compensation and Indemnity.
(a)    Compensation of Warrant Agent. The Company agrees to pay the Warrant Agent the compensation to be agreed upon with the Company for all services rendered by the Warrant Agent under this Agreement and to reimburse the Warrant Agent upon request for all reasonable and documented out-of-pocket expenses, including the reasonable and documented counsel fees and expenses, incurred by the Warrant Agent in connection with the preparation, delivery, administration, execution and amendment of this Agreement and the performance of the services rendered by the Warrant Agent under this Agreement. The Company is not obligated to reimburse any expense incurred by the Warrant Agent through gross negligence, willful misconduct, fraud or bad faith.
(b)    Indemnification by the Company. The Company shall indemnify and hold harmless the Warrant Agent and its officers and directors against any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it (each, a “Loss” and, collectively, “Losses”) without gross negligence, willful misconduct, fraud or bad faith on its part arising out of or in connection with the acceptance, administration, exercise or performance of its duties under this Agreement. The Company shall further indemnify and hold the Warrant Agent harmless from and against any Loss arising out of or attributable to the Warrant Agent’s acting on the written instructions of the Company, so long as the Warrant Agent so acted without gross negligence, willful misconduct, fraud or bad faith. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The costs and expenses incurred by the Warrant Agent in successfully enforcing its right of indemnification hereunder shall be paid by the Company. The Company is not obligated to indemnify the Warrant Agent against any loss or liability incurred by the Warrant Agent through willful misconduct, gross negligence, fraud or bad faith. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The rights and obligations of the parties set forth in Sections 5.05(a) and (b) shall survive the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.
Section 5.06.    Successor Warrant Agent.
(a)    Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent hereunder until all the Warrants have been exercised or canceled or are no longer exercisable.
(b)    Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided that such date shall not be less than ninety (90) days after the date on which such notice is given unless the Company otherwise agrees. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective, which date shall not be less than ninety (90) days after such notice is given unless the Warrant Agent otherwise agrees. Any removal under this Section 5.06(b) shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be (i) a bank or trust company, (ii) organized under the laws of the United States of America or one of the states thereof, (iii) authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers, (iv) having a combined capital and surplus of at least $50,000,000 (as set forth in its most recent reports of condition published pursuant to law or to the requirements of any United States federal or state regulatory or supervisory authority) and (v) having an office in the Borough of Manhattan, the City of New York) and the acceptance of such appointment by such successor Warrant Agent.
(c)    Company to Appoint Successor. In the event that at any time the Warrant Agent resigns, is removed, becomes incapable of acting, fails to perform any of its obligations hereunder or under any Warrant Certificate in accordance with the terms hereof or thereof, is adjudged bankrupt or insolvent, commences a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law, consents to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator or other similar official of the Warrant Agent or its property or affairs, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, or takes corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises has been entered in respect of the Warrant Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises has been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of the Warrant Agent or of its property or affairs, or any public officer takes charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation (each, a “Warrant Agent Insolvency Event”), a successor Warrant Agent, meeting the qualifications specified in Section 5.06(b), shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company within ninety (90) days after the Company has been notified in writing of the resignation or removal of the Warrant Agent, or within thirty (30) days of the incapacity of the Warrant Agent or the occurrence of a Warrant Agent Insolvency Event, a successor Warrant Agent, qualified as aforesaid, may be appointed by the Warrant Agent or the Warrant Agent may petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder; provided that in the event of the resignation of the Warrant Agent under this subsection (c), such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent hereunder.
(d)    Successor to Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.
(e)    Successor by Merger. Any entity into which the Warrant Agent hereunder may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent is a party, or any entity to which the Warrant Agent sells or otherwise transfers all or substantially all of its assets and business (including with respect to the administration of this Agreement), shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such entity would be eligible for appointment as successor Warrant Agent under Section 5.06(b).
Section 5.07.    Force Majeure.
Notwithstanding anything to the contrary contained herein, no party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
Section 5.08.    Representations of the Company.
The Company represents and warrants to the Warrant Agent that:
(a)    the Company has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation;
(b)    this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and
(c)    the execution and delivery of this Agreement does not, and the issuance of the Warrants in accordance with the terms of this Agreement and the Warrant Certificates will not, (i) violate the Company’s certificate of incorporation or by-laws, (ii) violate any law or regulation applicable to the Company or order or decree of any court or public authority having jurisdiction over the Company, or (iii) result in a breach of any material mortgage, indenture, contract, agreement or undertaking to which the

Company is a party or by which it is bound, except in the case of (ii) and (iii) for any violations or breaches that would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
ARTICLE VI
MISCELLANEOUS
Section 6.01.    Persons Benefitting.
Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent, the Holders and the owners of a beneficial interest in any Global Warrant any right, remedy or claim under or by reason of this Agreement or any part hereof.
Section 6.02.    Amendment.
(a)    Amendment without Consent of the Holders. This Agreement and the Warrants may be amended by the Company and the Warrant Agent without notice to or the consent of any Holder for the purpose of (i) curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or therein, (ii) evidencing and providing for the acceptance of an appointment hereunder by a successor Warrant Agent or (iii) making any other change that does not adversely affect the rights of the Holders or the owners of a beneficial interest in any Global Warrant in any material respect.
(b)    Amendment with Majority Consent of the Holders. Any amendment or supplement to this Agreement or the Warrants, or any waiver hereunder or thereunder, in each case, that has an adverse effect on the interests of any of the Holders or owners of a beneficial interest in a Global Warrant in any material respect shall require the written consent of the Holders of a majority of the then outstanding Warrants.
(c)    Amendment Requiring Supermajority Consent. Notwithstanding anything herein to the contrary and without limitation of the immediately foregoing sentence, the consent of Holders holding eighty percent (80%) of the then-outstanding Warrants shall be required for any amendment or supplement pursuant to which:
(i)    the Exercise Price would be increased, the Warrant Share Number would be decreased or the kind or amount of other property issuable upon exercise of the Warrants would be changed or decreased, as applicable (in each case, other than pursuant to adjustments provided for in Section 4.01);
(ii)    the time period during which the Warrants are exercisable would be shortened;
(iii)    any change adverse to a Holder or owner of a beneficial interest in a Global Warrant would be made to the anti-dilution provisions set forth in Article IV of this Agreement;
(iv)    a Holder’s right to exercise the Warrants and receive Shares upon such exercise, or the ability of any Holder or Agent Member (on behalf of itself or any owner of a beneficial interest in a Global Warrant) to enforce such right, would otherwise be materially impaired; or

(v)    the percentage of Holders required to amend this Agreement or the Warrants or grant a waiver thereunder or hereunder would be reduced.
(d)    Determination of the Consenting Holders. In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, Warrants owned by the Company or by any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Warrant Agent shall be protected in relying on any such direction, waiver or consent, only Warrants that the Warrant Agent knows are so owned shall be so disregarded. Also, subject to the foregoing, only Warrants outstanding at the time shall be considered in any such determination.
(e)    Record Date; Form. The Company and the Warrant Agent may set a record date for any such direction, waiver or consent and only the Holders as of such record date shall be entitled to make or give such direction, waiver or consent. It is not necessary for Holders or owners of a beneficial interest in a Global Warrant to approve the particular form of any proposed amendment, supplement or waiver if their consent approves the substance thereof.
(f)    Action by Warrant Agent. The Warrant Agent shall have no duty to determine whether any such amendment or supplement would have an effect on the rights or interests of the holders of the Warrants. Upon receipt by the Warrant Agent of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the execution of the amendment or supplement have been complied with and such execution is permitted by this Agreement and the Warrant Certificate, the Warrant Agent shall join in the execution of such amendment or supplement; provided that the Warrant Agent may, but shall not be obligated to, execute any such amendment or supplement which affects the rights or changes or increases the duties or obligations of the Warrant Agent. Promptly following execution of any amendment or supplement to this Agreement or the Warrant Certificate, the Company shall send a copy thereof to the Warrant Agent and the Warrant Agent shall cause such document to be sent or communicated to the Holders and owners of a beneficial interest in a Global Warrant in the manner set forth in Section 6.03; provided that any failure to deliver such copy or any defect therein shall not affect the validity of such amendment or supplement. As a condition precedent to the Warrant Agent’s execution of any such amendment or supplement, the Company shall deliver to the Warrant Agent an Officer’s Certificate that states that the proposed amendment or supplement is in compliance with the terms of this Section 6.02.
Section 6.03.    Notices.
Any notice or communication shall be in writing and delivered in person, by certified or registered mail, or nationally-recognized courier, or by facsimile or e-mail transmission, if acceptable to the parties, addressed as follows:
if to the Company:
California Resources Corporation
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
Attention: Michael L. Preston
Email: Michael.preston@crc.com

with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Alison S. Ressler, Andrew G. Dietderich, and James L. Bromley
Email: resslera@sullcrom.com, dietdericha@sullcrom.com, bromleyj@sullcrom if to the Warrant Agent:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attention: Reorg Department
Email: Reorg_Conversions@astfinancial.com, thill@astfinancial.com

The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Registry and shall be sufficiently given if so mailed within the time prescribed. Any notice to the owners of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary. Communications to owners shall be deemed to be effective at the time of dispatch to the Depositary.
Failure to provide a notice or communication to a Holder or owner of a beneficial interest in a Global Warrant or any defect in it shall not affect its sufficiency with respect to other Holders or owners of a beneficial interest in a Global Warrant. If a notice or communication is provided in the manner provided above, it is duly given, whether or not the intended recipient actually receives it.
Section 6.04.    Governing Law; Waiver of Jury Trial.
    This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. EACH OF THE COMPANY, THE WARRANT AGENT AND, BY ACCEPTANCE OF THE WARRANTS, THE HOLDERS, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR A WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR A WARRANT. EACH OF THE COMPANY, THE WARRANT AGENT AND, BY ACCEPTANCE OF THE WARRANTS, THE HOLDERS CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.05.    Successors.
All agreements of the Company in this Agreement and the Warrants shall bind its successors and permissible assigns. All agreements of the Warrant Agent in this Agreement shall bind its successors and permissible assigns.
Section 6.06.    Multiple Originals; Counterparts.
The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
Section 6.07.    Inspection of Agreement.
A copy of this Agreement shall be made available at all reasonable times for inspection by any Holder or owners of a beneficial interest in a Global Warrant at the office of the Warrant Agent (or successor warrant agent) designated for such purpose.
Section 6.08.    Table of Contents.
The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 6.09.    Severability.
The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.
Section 6.10.    Customer Identification Program.
Each Person that is a party hereto acknowledges that the Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify each such Person. Accordingly, prior to accepting an appointment hereunder, the Warrant Agent may request information from any such Person that will help the Warrant Agent to identify such Person, including without limitation, as applicable, such Person’s physical address, tax identification number, organizational documents, certificate of good standing or license to do business. Each Person that is a party hereto agrees that the Warrant Agent cannot accept an appointment hereunder unless and until the Warrant Agent verifies each such Person’s identity in accordance with the Customer Identification Program requirements.

Section 6.11    Confidentiality.
The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information,

which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).
Section 6.12.    Compliance with Law.
(a)    The Warrants are being issued, and the Shares will be issued, in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by section 1145 of the Bankruptcy Code. To the extent the Company determines that the exemption from registration provided under section 1145 of the Bankruptcy Code is not available with respect to any issuance or transfer of Warrants or Shares, the Warrant Certificates representing such Warrants, or any certificate or book entry representing such Shares, may be stamped or otherwise imprinted with a legend, and the Registry may include a restrictive notation with respect to such Warrants or Shares, in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
(b)    Any legend or restrictive notation referenced in this Section 6.12 shall be removed from the Warrant Certificates or Registry, or any certificate or book entry representing such Shares, at any time after the restrictions described in such legend or restrictive notation cease to be applicable, provided that the Company may request from any Holder or holder of Shares opinions, certificates or other evidence that such restrictions have ceased to be applicable before removing such legend or restrictive notation.
Section 6.13.    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
Section 6.14.    Reports and Notices to Holders.
(a)    In the event that the shares of Common Stock underlying the Warrants are deregistered or become otherwise not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide to the Holders, on a continuous basis for so long as any Warrants remain outstanding, any and all quarterly and annual financial and other information with respect to the Company and its Subsidiaries as is provided to the holders of the Common Stock, in each case, in the form in which such information is so provided to the holders of the Common Stock (which may include, without limitation, posting such information to the Company’s public website or a password-protected website created by the Company for such purpose).
(b)    At any time when the Company declares any dividend or other distribution on the Common Stock and the Common Stock is not listed on a national securities exchange, it shall give notice to the Warrant Agent of any such declaration not less than ten (10) days prior to the related record date for payment of the dividend or distribution so declared, and the Warrant Agent shall cause such notice to be sent or communicated to the Holders and owners of a beneficial interest in a Global Warrant, in the manner set forth in Section 6.03 hereof, whether or not notice is required to be delivered pursuant to Section 4.01(l).
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    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
CALIFORNIA RESOURCES CORPORATION

by        /s/ Francisco Leon
Name:    Francisco Leon
Title:    Executive Vice President and Chief Financial Officer

American Stock Transfer & Trust Company, LLC,
as Warrant Agent

by        /s/ Michael Legregin
Name:    Michael Legregin
Title:    SVP, Attorney Advisory Group